EXHIBIT 5.1

                                KRYS BOYLE, P.C.
                               Attorneys at Law
Telephone                   Suite 2700 South Tower                  Facsimile
(303) 893-2300              600 Seventeenth Street             (303) 893-2882
                         Denver, Colorado  80202-5427


                               February 27, 2003


Delta Petroleum Corporation
Suite 1400, 475 17th Street
Denver, CO  80202


Dear Board of Directors:

     We have acted as counsel to Delta Petroleum Corporation, a Colorado corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement"), pursuant to which the Company is registering under the Securities Act of 1933, as amended, a total of 550,000 shares (the "Shares") of its common stock, $.01 par value (the "Common Stock") for resale to the public. The Shares are to be sold by the selling shareholders identified in the Registration Statement (the "Selling Shareholders"). This opinion is being rendered in connection with the filing of the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

     In connection with this opinion, we have examined the Company's Articles of Incorporation and Bylaws, both as currently in effect; such other records of the corporate proceedings of the Company and certificates of the Company's officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

     Based upon the foregoing and subject to the limitations set forth below, we are of the opinion that those Shares that are issuable upon the exercise of the applicable warrants and options as set forth in the Registration Statement and pursuant to the Company's Investment Agreement with Swartz Private Equity LLP., when issued in accordance with the terms of the respective agreements, will be validly issued, fully paid and non-assessable.

     Our opinion is limited to the laws of the State of Colorado, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.





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     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We hereby further consent to the reference to us under the caption "Legal Matters" in the prospectus included in the Registration Statement.

                              Very truly yours,

                              KRYS BOYLE, P.C.


                              By: /s/ Stanley F. Freedman, P.C.
                                  Stanley F. Freedman, P.C.